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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Member
TransMontaigne GP L.L.C.:

We consent to the incorporation by reference in the registration statement (No. 333-125209) on Form S-8 of TransMontaigne Partners L.P. of our report dated March 1, 2006, relating to the consolidated balance sheets of TransMontaigne Partners L.P. and subsidiaries as of December 31, 2005, and June 30, 2005 and 2004, and the related consolidated statements of operations, partners' equity, and cash flows for the six months ended December 31, 2005 and for each of the years in the three-year period ended June 30, 2005, and the related financial statement schedule (Exhibit 99.1) which appears in the December 31, 2005 Form 10-K of TransMontaigne Partners L.P.

KPMG LLP

Denver, Colorado
March 1, 2006

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  Exhibit 23.1